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FOR IMMEDIATE RELEASE:

Contact: John F. Kenny, Jr.
         Executive Vice President and
         Chief Financial Officer
         (617) 535-4799

    IRON MOUNTAIN INCORPORATED ANNOUNCES PROPOSED $180 MILLION DEBT OFFERING

BOSTON, MA--September 4, 2001--Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today a proposed public offering of an additional $180 million in aggregate principal amount of its 8-5/8% Senior Subordinated Notes due 2013. The Company originally sold $225 million of its 8-5/8% notes on April 3, 2001. The notes to be offered will be identical to the previously issued notes, and the Company expects to price the notes to reflect current market interest rates. Iron Mountain intends to use the net proceeds from the offering to fund its offer to purchase and consent solicitation relating to its outstanding 10-1/8% Senior Subordinated Notes due 2006, which was separately announced today, or to otherwise redeem the 10-1/8% notes, as well as to repay outstanding borrowings under its revolving credit facility and for general corporate purposes, including future acquisitions. The 10-1/8% notes become callable on October 1, 2001 at 105.06% of their principal amount. The pricing and timing of the 8-5/8% notes offering will depend upon market conditions and other factors.

The offering will be made only by means of a prospectus. This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Iron Mountain Incorporated is the global leader in records and information management services. Iron Mountain currently provides services to over 125,000 customer accounts, including more than half of the Fortune 500, in 77 markets in the United States and 44 markets outside of the United States. The Company operates over 625 records management facilities in North America, Europe and Latin America.




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